Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	Exhibit 10.10

MASTER RESEARCH SERVICES AGREEMENT

This Master Research Services Agreement (this “Agreement”) is made this 14th day of October, 2013 (the “Effective Date”) by and between The Children’s Hospital of Philadelphia, with a principal address at 34th Street and Civic Center Boulevard, Philadelphia, Pennsylvania (“CHOP”), and AAVenue Therapeutics, LLC, a Delaware limited liability company with a principal address at 34th Street and Civic Center Boulevard, Philadelphia, Pennsylvania (“AAVT”). CHOP and AAVT may each be referred to herein as a “Party” and together as the “Parties”.

WHEREAS, AAVT is a company engaged in the discovery and development of pharmaceutical products, including certain pharmaceutical products which have been discovered and/or initially developed by CHOP in furtherance of its scientific and research mission;

WHEREAS, CHOP has founded AAVT to further develop and commercialize pharmaceutical products to accelerate utilization of such products to treat medical conditions of both children and adults in furtherance of its health care mission;

WHEREAS, CHOP, through its scientific and research activities, has unique and valuable experience, skill and ability in, among other things, the research, development and manufacture of Products (as defined below); and

WHEREAS, AAVT desires, and CHOP is willing to provide to AAVT, certain research, development and manufacturing services in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises, rights and obligations set out in this Agreement, the sufficiency of which is hereby acknowledged and intending to be legally bound, the Parties agree as follows:

1	Definitions.

The following terms shall have the meanings ascribed to them below:

1.1 “Affiliate” shall mean, with respect to a party, any corporation, partnership, limited liability company or other entity, which directly or indirectly controls, is controlled by, or is under common control with, such party. For these purposes, “control” and its correlates means: (i) the ownership, directly or indirectly, of at least fifty percent (50%) of the issued voting shares or interests in an entity; or (ii) the possession, directly or indirectly, of the legal power to direct or cause the direction of the general management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, AAVT and CHOP shall be deemed not to be Affiliates of one another.

1.2 “Batch” shall mean a specific quantity of a Product that is intended to be of uniform character and quality and is produced during the same cycle of manufacture and in accordance with the applicable manufacturing process.

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1.3 “cGLP” shall mean current good laboratory practices for conducting laboratory studies as set forth in regulations 21 C.F.R. 58 promulgated by the FDA, as such regulations may be amended from time to time and the equivalent regulations promulgated by the equivalent Regulatory Authority in the jurisdiction where the Services are performed.

1.4 “cGMP” shall mean current good manufacturing practices pursuant to (a) the U.S. Federal Food, Drug, and Cosmetics Act as amended (21 USC 301 et seq.), (b) relevant U.S. regulations found in Title 21 of the U.S. Code of Federal Regulations (including but not limited to Parts 11, 210, 211, 600 and 610), (c) Commission Directive 2003/94/EC of 08 October 2003, (d) the EC Guide to Product Manufacturing Practice for Medicinal Drug Products, including respective guidance documents and (e) any comparable laws, rules or regulations of any agreed upon foreign jurisdiction, as each may be amended from time to time. cGMP also includes adherence to any applicable product license requirements, to the current requirements of the United States Pharmacopoeia/National Formulary, the current requirements of the European Pharmacopoeia and the relevant current International Conference on Harmonization (ICH) guidance documents.

1.5 “Change of Control” means the sale of all or substantially all the assets of a Party; any merger, consolidation or acquisition of a Party with, by or into another corporation, entity or person following which the holders of voting capital stock of such Party prior to such transaction do not hold at least fifty percent (50%) of the voting capital stock of the surviving entity following such transaction; or any change in the ownership of more than fifty percent (50%) of the voting capital stock or other ownership interests of a Party in one or more related transactions.

1.6 “Claim” shall have the meaning set forth in Section 11.1.

1.7 “Covered Vector” shall mean a viral vector contained in a Product that is manufactured in accordance with the applicable Work Order and Specification, and which may be cGMP, cGMP-comparable or research grade as required pursuant to such Work Order and Specification.

1.8 “Delivery Failure” shall have the meaning set forth in Section 8.1.

1.9 “Existing CHOP Agreements” shall mean the agreements between CHOP and Third Parties for the manufacture of viral vector products other than Products, which agreements exist as of the Effective Date and are identified on Exhibit A, as may be amended by CHOP with the consent of AAVT, not to be unreasonably withheld.

1.10 “FDA” shall mean the United States Food and Drug Administration or any successor entity thereto.

1.11 “Indemnitee” shall have the meaning set forth in Section 11.1.

1.12 “Indemnitor” shall have the meaning set forth in Section 11.1.

1.13 “Intellectual Property” shall mean all (a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and

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applications for registrations; (b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; (c) copyrights and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer software, data and documentation; (f) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; and (g) copies and tangible embodiments thereof.

1.14 “Legal Requirements” shall mean (a) any present and future national, state, local or similar laws (whether under statute, rule, regulation or otherwise), (b) requirements under permits, orders, decrees, judgments or directives of any U.S. governmental entity and any governmental entity in the jurisdiction where the Services are performed, and (c) requirements of applicable Regulatory Agencies in the U.S. and in the jurisdiction where the Services are performed (including cGMP and GLP).

1.15 “Manufacturing Price” shall mean, with respect to a Product, the applicable price (depending on type of production) calculated pursuant to Exhibit B, provided that if CHOP’s actual labor or consumables costs with respect to manufacturing of a Product increase to levels above those used to calculate the amounts reflected in Exhibit B, CHOP shall provide AAVT with reasonable documentation of such actual cost and may increase the Manufacturing Price to reflect such actual labor or consumables costs in such calculations.

1.16 “Manufacturing Standard” shall have the meaning set forth in Section 6.4.

1.17 “Non-Conforming Product” shall mean any Product which, at the time of delivery to the common carrier specified by AAVT does not meet the applicable Manufacturing Standard.

1.18 “Product” shall mean each viral vector product manufactured by CHOP and purchased by AAVT from CHOP as set forth in a Work Order.

1.19 “Regulatory Authority” shall mean with respect to the United States, the FDA, or, in the case of a country other than the United States with Legal Requirements that the Parties agree are applicable, such other appropriate regulatory agency with similar responsibilities.

1.20 “RPE65 Product” shall mean the Product that is the subject of AAVT’s RPE65 program for inherited blindness, for which the manufacturing process has been described in filings submitted to the FDA for such Product prior to the Effective Date.

1.21 “Services” shall have the meaning set forth in Section 2.1.

1.22 “Specifications” shall mean the manufacturing and quality specifications for Products.

1.23 “Term” shall have the meaning set forth in Section 4.1.

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1.24 “Third Party” shall mean any person or commercial entity other than the Parties and their respective Affiliate, but does not include (i) any federal agency, including the National Institutes of Health or related organization, (ii) any academic institutions or (iii) any CHOP researchers, whether acting individually or in collaboration with a federal agencies or other academic institutions.

1.25 “U.S.” or “United States” shall mean the United States of America.

1.26 “Work Order” shall have the meaning set forth in Section 2.1.

1.27 “Work Product” shall have the meaning set forth in Section 12.2.

2	Performance of Services

2.1 Services; Work Orders. AAVT may, from time to time during the term of this Agreement, request that CHOP perform research, development and/or manufacturing services, including the manufacture of Products (the “Services”), and following each such request the Parties shall negotiate and enter into written work orders (each such work order, a “Work Order”) substantially in the form set forth in Exhibit C. CHOP shall perform the Services in accordance with this Agreement, as more specifically agreed in the applicable Work Order. Each Work Order shall be deemed incorporated into this Agreement. Each Work Order for Services involving the manufacture of Products shall include (a) the Specifications applicable to the relevant Products; (b) an allocation of responsibility for quality assurance for the Products; (c) timelines related to the performance of Services; and (d) a detailed cost and pricing schedule. Both Parties shall cooperate and communicate diligently and in good faith in order to ensure the proper performance of the Services. CHOP shall implement any reasonable AAVT requested changes to the Services set forth in a Work Order subject to the Parties’ mutual written agreement as to any necessary adjustments in the price and delivery terms. In the event of any conflict between the terms of a Work Order and this Agreement, the terms of this Agreement shall control.

2.2 Capacity and Priority. During the Term, and provided that AAVT has not committed a breach of this Agreement that is continuing, CHOP shall use reasonable efforts to ensure that it has adequate capacity at its manufacturing facility, at least equal to the capacity requirements set forth in Exhibit D, and to manufacture and supply Product to AAVT in accordance with Work Orders agreed to by the Parties. Subject to any legal requirements to which CHOP is subject, CHOP shall (a) accord Work Orders for the manufacture of RPE65 Product up to the capacity requirements set forth in Exhibit D priority over CHOP’s manufacturing commitments to Third Parties, except to the extent any such Third Party commitment exists as of the Effective Date under an Existing CHOP Agreement and (b) use reasonable efforts to accord Work Orders for the manufacture of Products other than RPE65 Product up to the capacity requirements set forth in Exhibit D priority over CHOP’s manufacturing commitments to Third Parties, except to the extent any such Third Party commitment exists as of the Effective Date under an Existing CHOP Agreement or as otherwise reasonably determined by CHOP consistent with its scientific and research mission, and, in the case of all Products, shall use reasonable efforts to accommodate requests by AAVT for manufacturing in excess of such capacity requirements.

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2.3 Performance Standard; Compliance with Law. CHOP shall work diligently and in good faith towards the completion of the performance of the Services within the agreed upon timelines as specified in the applicable Work Order. CHOP shall perform the Services in a professional, competent and timely manner in conformance with the applicable Work Order and to the standards reasonably to be expected from a provider of similar services in similar circumstances.

2.4 Equipment. Any machinery and equipment that CHOP provides or causes to be applied in the performance of any Work Order shall be of an appropriate quality and, as required by normal practice shall be qualified and approved by the relevant body or organization. Unless otherwise specified in an applicable Work Order, CHOP shall be responsible for procuring all equipment necessary to perform Services under each Work Order.

2.5 Licenses and Permits. CHOP shall have and maintain, at its own cost, any and all licenses, permits and other authorizations, which are required for its performance of this Agreement.

3	Records and Facility; Audits

3.1 Facility and Records. CHOP shall maintain its manufacturing facilities used in manufacturing the Products in accordance with cGMP. CHOP shall keep and maintain documents and records associated with the performance of the Services as required by applicable cGLP and cGMP regulations, as applicable. CHOP will maintain all materials, data and documentation obtained or generated by CHOP in the course of performing the manufacturing Services under this Agreement, including all reference standards, retained samples of Product and key intermediates, and computerized records and files (the “Records”) in a secure area reasonably protected from fire, theft and destruction for the longer of (a) a period of [**] years following expiration or termination of this Agreement or (b) [**] years past the last expiration date of Product supplied under this Agreement, or, in each case, such longer period as is required by Applicable Law (the “Retention Period”). At the end of the Retention Period, all Records will, at AAVT’s option, either be (x) delivered to AAVT or to its designee, at AAVT’s cost, in such form as is then currently in the possession of CHOP, (y) retained by CHOP, at AAVT’s cost, until further disposition instructions are received or (z) disposed of, at the cost, direction and written request of AAVT. In no event will CHOP dispose of or destroy all copies of a particular Record without first giving AAVT at least [**] days’ prior written notice of its intent to do so and an opportunity to have the Records transferred to AAVT. While in the possession and control of CHOP, Records will be available during audits or at other mutually agreed times for inspection, examination, review or copying by AAVT and its representatives as provided herein. Notwithstanding anything in this Section 3.1 to the contrary, CHOP may retain copies of any Records as necessary to comply with Legal Requirements, subject to the obligations of confidentiality of CHOP under this Agreement and as consistent with CHOP policies and practices.

3.2 Observation Right. Upon reasonable advance notice from AAVT, CHOP shall grant access to AAVT and/or its designated representatives, during normal business hours and at mutually agreeable times to the laboratories and premises where the Services are performed, provided that CHOP shall have the right to reasonably control the manner of such access in order to protect confidential information of CHOP or third parties that is not related to this Agreement.

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AAVT shall be permitted to observe the performance of the Services and consult informally during such visits with personnel of CHOP performing Services in order to monitor CHOP’s performance of the Services. Such AAVT representatives shall comply with written policies of CHOP of which AAVT is made aware.

3.3 Audit by AAVT. CHOP will permit, at AAVT’s expense, AAVT representatives (which may include representatives of AAVT’s Affiliates and any of their respective consultants or sublicensees), upon reasonable advance notice to CHOP, to conduct, during normal business hours during the Term, quality assurance audits and inspections of CHOP’s records related to manufacturing Services and CHOP’s manufacturing facility. AAVT shall conduct audits and inspections under the preceding sentence no more than [**] per facility, provided that (a) any vendor selection audit and preparatory audits conducted in preparation for an approval inspection by a Regulatory Authority may be conducted in addition to the foregoing [**] audit; and (b) AAVT may conduct additional audits in the event any audit conducted by AAVT or an audit by a Regulatory Authority reveals a compliance deficiency. All information disclosed or ascertained by AAVT, its Affiliates, consultants or sublicensees in connection with any audit or inspection will be deemed to constitute confidential information of CHOP, subject to the terms of Article 14 and any AAVT Affiliates, consultants or sublicensees acting hereunder shall be required to sign confidentiality agreements consistent with the terms of Article 14 prior to any audit or inspection in which they take part.

3.4 Regulatory Authority Inspections. CHOP will be responsible for inspections of its facility by Regulatory Authorities, and will, within [**] of receipt of notice from a Regulatory Authority, when not otherwise prohibited, notify AAVT if such inspections are directly related to the manufacture of Product or if the results of a non-related inspection could materially impair the ability of CHOP to perform in accordance with this Agreement. With respect to inspections directly related to the manufacture of Product, CHOP will, when not otherwise prohibited, (a) provide AAVT with copies of all documents, reports or communications received from or given to any Regulatory Authority associated therewith; (b) permit AAVT’s representatives to be on site in an adjacent area to answer questions or requests specific to AAVT or Product and, to the extent practicable, keep AAVT apprised of the progress of such inspections and consult with AAVT regarding the same; and (c) allow AAVT the opportunity and sufficient time (at least [**] where possible) to review and provide comments to CHOP with respect to matters related to the manufacture of Product, and CHOP will draft and control any such correspondence to Regulatory Authorities, subject to CHOP reasonably taking into account AAVT’s comments.

3.5 Cure of Deficiencies. CHOP will be responsible, at its own expense, for promptly correcting any deficiencies identified in any audit conducted by AAVT or by any Regulatory Authority under this Agreement, pursuant to a remediation plan which CHOP reasonably determines will correct such deficiencies, which plan shall be discussed with AAVT.

4	Term and Termination

4.1 Term. The term of this Agreement (“Term”) shall commence on the Effective Date and will expire (a) with respect to the manufacture and supply of RPE65 Product, on the later of (i) the fifteenth (15th) anniversary of the Effective Date and (ii) the completion of all Services under the last Work Order executed by the Parties prior to the fifteenth (15th) anniversary of the Effective

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Date (the “RPE65 Term”) and (b) with respect to all other Services under this Agreement, on the later of (i) July 1, 2015 and (b) the completion of all Services under the last Work Order executed by the Parties prior to July 1, 2015 (the “Other Products Term”). The Agreement may be renewed by mutual agreement on an annual basis.

4.2 Termination for Convenience or Other Reason. AAVT may terminate this Agreement or a Work Order with a minimum of thirty (30) days written notice to CHOP. CHOP may terminate this Agreement or a Work Order with a minimum of thirty (30) days written notice to AAVT in the event CHOP reasonably determines that the continuation of the Agreement will have a materially adverse effect on CHOP’s legal, regulatory or tax status.

4.3 Termination for Material Breach. This Agreement may be terminated by either Party if the other Party is in material breach of this Agreement and such material breach is not cured within thirty (30) days after receipt of written notice from the terminating Party with respect thereto.

4.4 Effects of Termination. Upon termination or expiration of this Agreement, neither CHOP nor AAVT will have any further obligations under this Agreement, or in the case of termination or expiration of a Work Order, under that Work Order, except that, so long as AAVT is not in breach for failure to make payment to CHOP:

(a) CHOP shall terminate all Services in progress in an orderly manner as soon as practical and in accordance with a schedule agreed to by AAVT, unless AAVT specifies in the notice of termination that Services in progress should be completed.

(b) CHOP shall deliver to AAVT or, at AAVT’s option, dispose of, any AAVT materials in its possession or control and all deliverables developed through termination or expiration.

(c) AAVT shall pay CHOP any monies due and owing CHOP, up to the time of termination or expiration, including services performed under (a) and (b) above, for Services properly performed and all authorized expenses actually incurred or non-cancelable expenses committed to by CHOP (as specified in the relevant Work Order).

(d) CHOP shall promptly refund any monies paid in advance by AAVT for Services not rendered.

(e) CHOP shall promptly return to AAVT all confidential information and copies thereof provided to CHOP, under this Agreement or under any Work Order which has been terminated or has expired, except for one (1) copy which CHOP may retain solely to monitor CHOP’s surviving obligations of confidentiality or for legal compliance purposes.

(f) Termination of this Agreement for any reason is without prejudice to the Parties’ accrued rights and shall not be construed to release either Party from any obligation incurred prior to the effective date of such termination.

(g) The following provisions shall survive the expiration or termination of this Agreement: Sections 3.1, 3.3, 6.4, and Articles, 11, 12, 13, 14 and 16.

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5	Prices/Payment

5.1 Fees. The price and all other compensation for Services (including Services for manufacturing Products) shall be as set forth in the relevant Work Order. Notwithstanding the foregoing, the supply price for Product shall not exceed the Manufacturing Price for such Product.

5.2 Invoices. CHOP shall invoice AAVT for all amounts due under a Work Order. Invoices shall contain such detail, and shall be accompanied by such supporting documentation, as AAVT may reasonably require. Invoices shall be payable within [**] days after AAVT’s receipt of invoice; provided, however, that such [**]-day period shall be tolled with respect to the portion of any payment for which there exists a good faith dispute between the Parties.

5.3 Taxes. Unless expressly set forth in a Work Order, all fees under any applicable Work Order in an invoice shall include all taxes, including local, state, federal or foreign sales and use taxes, and VAT, if any. AAVT shall be responsible for the payment of all taxes arising from any Work Order or delivery of Product (other than taxes on income of CHOP arising therefrom).

5.4 Financial Audit. For a period of [**] years following the end of each calendar year, AAVT will have the right to audit the Manufacturing Price of Product supplied by CHOP to AAVT during such period. In the event amounts paid by AAVT in any year exceeded the actual amount due under this Agreement, then CHOP will refund the overpayment to AAVT within [**] days of written notice of the results of such audit.

6	CHOP’s Representations and Warranties

6.1 General Representations and Warranties. CHOP hereby represents and warrants to AAVT that it has the power to enter into this Agreement, and its performance hereunder will not violate any Legal Requirements.

6.2 No Conflict. CHOP hereby represents and warrants to AAVT that it is not a party to any agreement that (a) would prevent CHOP from granting AAVT the rights granted to AAVT under this Agreement or prevent CHOP from performing its obligations under this Agreement; or (b) conflicts with the rights granted by CHOP to AAVT under this Agreement or CHOP’s performance of its obligations under this Agreement.

6.3 Personnel; No Debarment. The personnel that CHOP uses in the performance of the Services shall be appropriately qualified and experienced for the tasks that they are to perform. CHOP warrants and covenants that all CHOP employees and personnel that perform Services are and will be subject to binding, written inventions and non-disclosure policies that require such employees and personnel to make such assignments and to execute such documents as are reasonably necessary for CHOP to comply with the confidentiality obligations hereunder and the provisions of Article 14. CHOP represents that it has never been and to the best of its knowledge, none of its employees or contractors assigned to perform the Services has ever been, (a) debarred or threatened to be debarred under applicable law, or (b) indicted for a crime or otherwise engaged in conduct for which a person can be debarred under 21 U.S.C. § 335a, as amended. CHOP shall, where not otherwise prohibited, promptly disclose in writing to AAVT (i) if CHOP is debarred, is proposed to be debarred or if any action or investigation is pending relating to the debarment of CHOP, or (ii) if an employee or agent of CHOP assigned to perform Services is debarred, is proposed to be debarred, or if any action or investigation is pending relating to the debarment of an employee or agent of CHOP assigned to perform Services.

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6.4 Product Warranties; Disclaimers. AAVT acknowledges, without limiting CHOP’s responsibility for delivering Products that conform to the Manufacturing Standard, that the Products are experimental in nature and may have unknown characteristics, may carry infectious agents, or may be otherwise hazardous. EXCEPT AS EXPRESSLY SET FORTH BELOW, THE PRODUCTS ARE PROVIDED “AS IS” AND CHOP (INCLUDING THE CHOP INDEMNITEES) DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE PRODUCT WILL NOT INFRINGE OR VIOLATE ANY PATENT, COPYRIGHT, OR OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY. Without limitation of the foregoing, CHOP (including the CHOP Indemnitees) makes no representation or warranty as to the identity, purity, safety, fitness, or activity of the Products other than as set forth below in this Section 6.4. CHOP warrants that Product manufactured and supplied hereunder (a) will conform to the applicable Specification; (b) will be manufactured in compliance with all applicable Legal Requirements (including cGMP) to the extent required under the applicable Work Order and Specification; and (c), except as otherwise set forth, will not be adulterated, contaminated or misbranded (“Manufacturing Standard”).

7	AAVT’s Representations and Warranties; Obligations

7.1 General Representations and Warranties. AAVT hereby represents and warrants to CHOP that (a) it has the power to enter into this Agreement, and (b) its performance hereunder will not violate any Legal Requirements.

7.2 No Conflict. AAVT hereby represents and warrants to CHOP that it is not a party to any agreement that (a) would prevent AAVT from granting CHOP the rights granted to CHOP under this Agreement or prevent AAVT from performing its obligations under this Agreement; or (b) conflicts with the rights granted by AAVT to CHOP under this Agreement or AAVT’s performance of its obligations under this Agreement.

7.3 AAVT Supplied Materials. In case of material provided by AAVT for use in the manufacturing of Products at CHOP’s facilities, AAVT is responsible for ensuring that such AAVT supplied material is provided in time for the work to commence or continue as planned, in full compliance with the applicable Specifications, is delivered with all necessary documentation and that CHOP may use such material in accordance with the applicable Work Order without violating the Intellectual Property rights of any Third Party. CHOP shall not use any AAVT supplied materials for any purpose other than the performance of Services without the prior written consent of AAVT. Upon completion of the relevant Services, any remaining quantities of AAVT supplied materials will be, at AAVT’s option, either destroyed by CHOP or returned to AAVT.

7.4 AAVT Obligations. AAVT shall provide CHOP with any documentation or knowledge in its possession and control pertaining to known risks associated with the performance of each Work Order. This includes material safety data sheets for raw materials, intermediates and final product, chemical and operational hazard assessments and materials compatibilities.

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8	Delivery Requirements; Transfer of ownership and risk

8.1 Delivery. CHOP shall deliver Products in accordance with the terms of the relevant Work Order, including any delivery dates and shipping instructions. CHOP shall promptly (within [**] days) notify AAVT if it becomes aware or believes that it will not be able to fully satisfy a particular delivery on time (in each case, a “Delivery Failure”), which notice shall include an explanation in reasonable detail of the reasons for such Delivery Failure. The Parties shall discuss the reasons for the Delivery Failure and CHOP shall provide AAVT with a detailed description of the action to be taken to remedy such failure, including an estimate of the time required to fulfill the obligations that were the subject of the Delivery Failure.

8.2 Applicable Incoterms. Unless otherwise agreed, all Products are supplied FCA AAVT’s storage facility (which may by agreement of the Parties be a storage facility provided by CHOP) as defined in Incoterms 2010; provided that AAVT shall be responsible for all export costs. AAVT shall direct CHOP as to the common carrier when Products are to leave CHOP’s manufacturing facility.

8.3 Certificates. An appropriate certificate of analysis, all relevant Batch records and such additional documentation as AAVT may reasonably request shall precede the shipment of Products to AAVT.

9	Acceptance; Non-Conforming Products

9.1 Testing by CHOP. Unless otherwise specified in the applicable Work Order, after manufacture of a Product, CHOP shall perform quality testing in order to assure that the Products comply with the applicable Specifications, and shall retain samples and records of the tests made on each such Batch. Unless otherwise specified in the applicable Work Order, no Products shall be delivered until they have been tested. CHOP shall maintain records with respect to the quality testing and shall deliver such records to AAVT by facsimile or email and overnight courier prior to delivery of the Products. Such records shall also be made available to AAVT during normal business hours, upon prior written request. CHOP shall promptly notify AAVT of any Non-Conforming Products of which it becomes aware, which have been delivered to AAVT.

9.2 Identification of Non-Conforming Product. At AAVT’s election, Products may be subjected to testing by AAVT in order to verify conformance to the applicable Specifications. AAVT shall notify CHOP of any Non-Conforming Products within either [**] days after delivery of Product with respect to patent defects, and [**] days after AAVT identifies any latent defect, but in no event more than [**] months from delivery. CHOP shall have the right to examine and test any Products in AAVT’s possession that AAVT claims is Non-Conforming Product. The Parties shall cooperate to determine the point at which the non-conformance arose. CHOP shall not be responsible for any naturally occurring degradation of the Products after delivery thereof by CHOP to AAVT’s storage facility (which may be a storage facility provided by CHOP) or any damage to the Products making them Non-Conforming Products caused by AAVT’s carrier or AAVT. If the Parties fail to agree as to whether Product is Non-Conforming Product, then the Parties will promptly select a mutually acceptable, independent laboratory to evaluate if the Product is Non-Conforming Product. Such evaluation will be binding on the Parties, and if such evaluation certifies that the Product is Non-Conforming Product, CHOP shall be liable for the costs of such evaluation. If such evaluation reveals that the Product in question complies with the Specifications, then AAVT shall be liable for the costs of such evaluation.

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9.3 Remedy. With respect to any Non-Conforming Product, at AAVT’s option, CHOP shall (a) without additional charge to AAVT, replace such Non-Conforming Product with corresponding Product meeting the relevant Specifications or (b) refund any amounts paid by AAVT with respect to such Non-Conforming Product.

9.4 Complaints. CHOP shall timely cooperate in investigating and completing investigations of complaints and deviations, including providing information applicable to each.

10	Force Majeure

Neither Party shall be held liable for any delay or failure in the performance of any part of this Agreement or any breach of contract resulting from force majeure events, including but not limited to fire, flood, explosion, war, strike, embargo, act of God or similar causes. If either Party is affected by an event of force majeure, it will forthwith notify the other Party of the nature and extent of such force majeure event and the Parties will enter into bona fide discussions with a view to alleviating its effects and to agreeing to such alternative arrangements as may be fair, reasonable and practicable. The Party affected by a force majeure is under obligation to give full particulars thereof and to use its best efforts to minimize the effect of occurrence and to take the necessary remedial measures. If as a result of a force majeure event, performance, in whole or material part, of the Services or any part of this Agreement is suspended for more than sixty (60) consecutive days or ninety (90) days in any single twelve (12) month period, AAVT shall have the right to terminate the Agreement and/or any affected Work Order hereunder by giving written notice to that effect to CHOP.

11	Assumption of Risk, Indemnification; Insurance

11.1 AAVT Assumes Risk. AAVT assumes the risk of any damage, loss, or expense associated with or resulting from any of the following: (A) the transfer of the Product to AAVT after delivery thereof by CHOP to AAVT’s designated carrier (subject to the fifth sentence of Section 9.2 above); (B) AAVT’s conduct of any form of research utilizing the Product; (C) AAVT’s use, handling, study, storage, return, or disposal of the Product; (D) AAVT’s breach of this Agreement; or (E) AAVT’s failure to conform to law or regulation applicable to this Agreement or the subject matter thereof, to the Product, or to any research or activity conducted by AAVT involving the Product.

11.2 Indemnification. AAVT shall indemnify, defend, and hold harmless CHOP and its officers, directors, employees, members of its medical staff and agents (collectively “CHOP Indemnitees”) from any claim, loss, judgment, liability, damage, settlement, fine or expense of any kind whatsoever (including reasonable attorneys’ fees, interest, penalties and costs) (a “Claim”), that may arise from or be asserted by any third Party in connection with any of the following: (A) CHOP’s transfer of the Product to AAVT; (B) AAVT’s conduct of research in any form utilizing the Product; (C) AAVT’s use, handling, study, storage, return, or disposal of the Product; (D) AAVT’s breach of this Agreement; or (E) AAVT’s failure to conform to law or regulation applicable to (1) this Agreement or the subject matter hereof, (2) to the Product, or (3) to any

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research or activity conducted by AAVT involving the Product provided, however, that to the extent that any such Claim results solely from the gross negligence or willful or intentional misconduct of, or breach of this Agreement by, a CHOP Indemnitee, AAVT shall have no such indemnity obligation with respect to any such CHOP Indemnitee.

11.3 Procedure. To the extent reasonably feasible, CHOP shall notify AAVT in writing of any Claim that, in CHOP’s reasonable judgment, is likely to lead to a claim for indemnification. AAVT shall promptly assume the entire defense of such Claim following CHOP’s written notice and reimburse CHOP for all expenses incurred prior to AAVT’s assuming the defense of such Claim. AAVT shall have the right to manage the defense and settlement of any Claim, except that (A) AAVT shall consult with the affected CHOP Indemnitee regularly with respect to all material matters pertaining to the defense of any such Claim; (B) CHOP shall have the right to approve AAVT’s choice of counsel to defend any such Claim, which approval shall not be unreasonably withheld by CHOP and (C) AAVT may not enter into any settlement on behalf of any CHOP Indemnitee without CHOP’s prior written approval, which approval shall not be unreasonably withheld by CHOP, provided that CHOP’s withholding of approval will not be deemed reasonable if the proposed settlement fully releases the applicable CHOP Indemnitees from liability, does not impose any obligations or restrictions on CHOP or such CHOP Indemnitees and would not otherwise be materially adverse to any CHOP Indemnitee. CHOP may not enter into any settlement of any such Claim as to which AAVT has an obligation to indemnify CHOP without the written permission of AAVT, which approval shall not be unreasonably withheld by AAVT. CHOP shall use commercially reasonable efforts to cooperate with AAVT in the defense of the Claim at AAVT’s sole expense. CHOP may hire its own counsel, at its own expense, to monitor, but not control, the defense of any Claim in which case AAVT shall use commercially reasonable efforts at its sole expense to cooperate with CHOP selected counsel. In addition, CHOP may elect to assume control of the defense of such Claim. CHOP’s hiring of its own counsel or assumption of its own defense shall not relieve AAVT of obligations to indemnify or further defend any CHOP Indemnitee with respect to such Claim except to the extent that any CHOP Indemnitee receives a final judgment of gross negligence or willful or intentional misconduct by such CHOP Indemnitee with respect to such Claim in which case AAVT shall be relieved of its indemnity obligation with respect to such Claim as to such CHOP Indemnitee. CHOP and AAVT may execute such mutually acceptable Confidentiality and Joint Defense Agreements to protect privileged materials as shall be usual and customary in such proceedings and as shall be requested in writing by either CHOP or AAVT.

11.4 Insurance. AAVT shall obtain and maintain throughout the term of this Agreement and for a period of [**] years after the termination of this Agreement insurance policies of such types (including professional liability, broad form comprehensive general liability and product liability) and in such amounts (but in no case less than $[**] annual limits per policy or $[**] annual aggregate) as shall (a) be reasonably required to protect itself and CHOP from potential liabilities, risks and claims arising under this Agreement and/or from the performance of AAVT’s acts or omissions arising in connection with or under this Agreement and/or (b) as shall be reasonably required by CHOP; provided that, CHOP acknowledges and agrees that the insurance coverage of AAVT in effect as of the Effective Date is currently sufficient for such purposes. CHOP shall be named prior to initiation of Services as an additional insured on all such policies of insurance throughout the term of this Agreement and for [**] years thereafter. Prior to initiation of the Services, AAVT shall provide CHOP with certificates from each of AAVT’s insurers issuing

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insurance required under this Agreement evidencing the status of CHOP as an additional insured on each such policy. All policies of insurance required hereunder shall be placed with insurers with a current A.M. Best rating of A-VII or better except as otherwise approved in writing by CHOP. Each policy of insurance obtained by AAVT as required hereunder shall be endorsed to state that coverage shall not be suspended, voided, cancelled by either party, reduced in coverage amounts or in limits or otherwise materially modified unless [**] days advance written notice of such proposed change has been given to CHOP.

12	Limitation of Liability

12.1 Except with respect to the indemnification obligations of Article 11, neither Party’s overall liability under this Agreement shall exceed the total amount of revenue paid or payable to CHOP under this Agreement.

12.2 In no event shall either Party be liable to the other Party, and each Party shall procure that none of its Affiliates shall make any claim against the other Party (or its Affiliates), for lost profits, loss of business, loss of contracts, diminished goodwill, diminished reputation, or consequential, indirect, incidental, punitive or special damages arising under or in connection with this Agreement.

13	Intellectual Property; Publication

13.1 Background Intellectual Property.

(a) All information and all right or access to AAVT’s Intellectual Property (i) developed or acquired prior to or on the Effective Date or outside the performance of this Agreement and (ii) provided by AAVT to CHOP in connection with this Agreement and all information related to AAVT, its business or its products or developmental products shall be and remain the property of, or under the control of, AAVT and shall be treated as confidential information of AAVT. During the Term, AAVT hereby grants to CHOP a non-exclusive, non-sub-licensable, non-transferable, non-assignable, royalty-free license to use any and all AAVT’s information and AAVT’s Intellectual Property provided hereunder, solely for the purpose of performing its obligations under this Agreement.

(b) All information and all right or access to CHOP’s Intellectual Property (i) developed or acquired prior to or on the Effective Date or outside the performance of this Agreement and (ii) provided by CHOP to AAVT in connection with this Agreement and all information related to CHOP, its business or its products or developmental products shall be and remain the property of, or under the control of, CHOP and shall be treated as confidential information of CHOP.

13.2 Work Product. All analysis, reports, data, and laboratory records which are generated in the performance of a Work Order (“Work Product”) shall be owned by AAVT and CHOP hereby assigns to AAVT all right, title and interest in such Work Product, subject to any applicable government rights reserved by the U.S. government and CHOP’s reservation of the right to research, make, have made, practice, have practiced, and use the Work Product solely for its own academic research and/or educational purposes, excluding (i) use pursuant to any sponsored research or other funding agreement or arrangement with any commercial entity

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pursuant to which any commercial entity is granted any right or interest with respect to the Work Product or research results generated through the use of the Work Product, (ii) the inclusion in any NDA, BLA or other application for marketing approval of any data comprised by the Work Product and (iii) any use of the Work Product for commercialization or licensing or transfer of rights to Work Product for commercialization.

13.3 Invention and Patent Rights.

13.3.1 It is recognized and understood that inventions and technologies owned by CHOP or AAVT and existing at the date when this Agreement becomes effective are the separate property of CHOP or AAVT, respectively, and are not affected by this Agreement, and none of the parties shall have any claims or rights in such separate inventions or technologies of the other parties. The Product shall be owned by AAVT. This Agreement is not intended to be a license of any such pre-existing intellectual property.

13.3.2 New techniques, inventions, processes and know-how which directly arise from the manufacture of the Products (collectively, “New Developments”) may be developed by CHOP during the performance of this Agreement. Subject to Section 13.3.1 above, to the extent AAVT’s confidential information is the principal basis for any such New Development, then AAVT shall have ownership of such New Development, CHOP hereby assigns all rights, title and interest, including all patent and other intellectual property rights, in and to such New Development to AAVT, and CHOP will have a non-transferable, non-exclusive, royalty-free, worldwide, perpetual license to make, use and sell New Developments so long as CHOP’s making, use or sell does not disclose AAVT’s confidential information and is subject to CHOP’s obligation of confidentiality hereunder. Notwithstanding the grant of such license, CHOP will not use such New Development or AAVT’s confidential information to compete, or assist or enable Third Parties to compete, directly or indirectly, with any Product of AAVT manufactured hereunder. CHOP will cooperate in the filing and prosecution of all New Development patent applications owned by AAVT, but AAVT will bear all associated expenses. As to New Developments which may be developed by CHOP during the performance of this Agreement and do not involve AAVT’s confidential information, CHOP grants AAVT a non-exclusive, perpetual, irrevocable, royalty-free, fully paid, worldwide license, with the right to grant sublicenses, to make, have made, use, offer to sell, sell, import, have imported or otherwise dispose of such New Developments in connection with the Products manufactured under this Agreement. For the avoidance of doubt, New Developments developed by CHOP that relate primarily to AAV vectors and for which AAVT’s confidential information is not the principle basis (“AAV New Developments”) shall be the property of CHOP. CHOP grants to AAVT a non-exclusive, perpetual, royalty-free, fully paid, worldwide license, with the right to grant sublicenses, to make, have made, use, offer to sell, sell, import, or have imported such AAV New Developments solely in connection with the Products manufactured under this Agreement.

13.4 Third Party Intellectual Property. In performing work pursuant to this Agreement, CHOP shall not knowingly utilize technology or incorporate into any order any technology which it knows to infringe any valid and enforceable intellectual property right of a third party. CHOP shall not knowingly incorporate any CHOP Intellectual Property that is not licensed to AAVT or any third party Intellectual Property or technology into any deliverable under this Agreement. Except as provided in the preceding sentence, CHOP makes no warranty or representation that the use of the results of the Services will not infringe the rights of third parties.

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13.5 Publication. AAVT will acknowledge CHOP as the source of the Product in any publication of research results generated by CHOP, or research data generated by AAVT using the expertise and materials provided by CHOP, consistent with customary academic standards for such attribution, provided that AAVT shall not use the name, nickname, abbreviation, logo, trademark, trade dress or other identifying term, symbol or mark associated with CHOP in any external communication without the prior consent of CHOP to such specific use. AAVT and CHOP agree that in the event the research data generated by CHOP, or research data generated by AAVT using the expertise and materials provided by CHOP results in publications, such publications shall be joint publications co-authored by representatives of CHOP and AAVT as deemed appropriate in accordance with standard academic practices as set forth below. Further, in the event no joint publication is forthcoming within twelve months of completion of research related to the work hereunder, and consistent with scientific standards and all obligations in this Agreement, CHOP may publish or present the results on its own in a scientific forum, provided that the CHOP publication does not also disclose any AAVT confidential information. CHOP shall submit any proposed CHOP publication to AAVT for review and comment at least [**] days prior to planned submission for publication date, and AAVT shall provide comments to CHOP within [**] days thereof. At the expiration of such [**] day period, the Parties may proceed with submission for publication provided, however, that upon notice by CHOP or AAVT before expiration of such [**] day period that a Party reasonably believes a patent application claiming an inventions should be filed prior to such publication, such publication shall be delayed for an additional [**] days or until any patent application (s) have been filed, whichever shall first occur. In no event shall the submission of such publication of results be delayed for more than a total of [**] days form the date first submitted for review. Regardless of publishing party, authorship credit and order of authorship shall be in accordance with contribution and consistent with the authorship standards of the International Committee of Medical Journal Editors’ “Uniform Requirements for manuscripts Submitted to Medical Journals”, and such joint publication is subject to mutual agreement by the coauthors, AAVT and CHOP.

14	Confidentiality

Both Parties commit themselves not to disclose information received from the other Party in the course of the performance of this Agreement and treat such information as confidential and, in the case of CHOP, not to disclose Work Product assigned to AAVT hereunder and to treat such Work Product as confidential information of AAVT. This confidential information shall only be used for the intended purpose of the Agreement and shall not be made accessible to any third party without the other’s Party prior written consent. However such obligations shall not apply to disclosures to the Party’s parent, affiliates or subsidiaries which will be bound by restrictions at least as onerous as those set forth herein, nor does it apply when disclosure is required by applicable Legal Requirements. These restrictions on disclosure and use shall not apply to information which (a) is or becomes publicly known through no fault of the receiving Party; (b) the receiving Party can show was in its possession prior to any disclosure thereof by the disclosing Party; (c) is later independently disclosed to the receiving Party without restrictions upon disclosure by a third party under no secrecy obligations with respect to the information; or (d) the receiving Party can show was independently developed by its employees having no access to the information it received from the disclosing Party.

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Either party shall be obliged to return or destroy any confidential documents or samples provided by the other Party at the other Party’s written request except one archival copy may be retained in an area of restricted access for the sole purpose of documenting its receipt thereof.

15	Non-Competition

Non-Competition. (a) Except in accordance with the Existing CHOP Agreements, during the RPE65 Term, CHOP and its Affiliates will not, directly or indirectly, manufacture or supply to any Third Party developing a gene therapy product that competes, or would compete if marketed, with the RPE65 Product, any viral vector for incorporation into any such Third Party product. (b) Except in accordance with the Existing CHOP Agreements, during the Other Products Term, CHOP and its Affiliates will not, directly or indirectly, manufacture or supply to any Third Party developing a gene therapy product that competes, or would compete if marketed, with a Product being manufactured under this Agreement any Covered Vector, (c) Nothing in this Agreement permits CHOP or its Affiliates to manufacture for or supply to any Third Party any Covered Vector or other vector that is proprietary to AAVT, and, unless otherwise agreed by the Parties in writing, CHOP and its Affiliates shall not use or practice any confidential information or other Intellectual Property of AAVT in order to manufacture for or supply to any Third Party any Covered Vector or other vector.

16	General provisions

16.1 Severability. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable as a result of any other provision(s) being held to be invalid or unenforceable in whole or in part. If any provision of this Agreement is invalid, unenforceable, or too broad, that provision will be appropriately limited and reformed to the maximum extent permitted by applicable law.

16.2 Amendments. Any and all amendments to this Agreement shall be of any force or effect only by mutual agreement in writing and signed by duly authorized representative of both Parties. Such amendments shall remain attached to this Agreement.

16.3 No Waiver. The waiver by either Party of any right under this Agreement or the failure to perform or of a breach by the other Party will not be deemed a waiver of any other right under this Agreement or of any other breach or failure by such other Party whether of a similar nature or otherwise.

16.4 Notices. All notices must be written and sent to the address or facsimile number identified in this Agreement or a subsequent notice. All notices must be given: (a) by personal delivery, with receipt acknowledged, (b) by facsimile followed by hard copy delivered by the methods under (c) or (d), (c) by prepaid certified or registered mail, return receipt requested, or (d) by prepaid recognized next business day delivery service. Notices will be effective upon receipt. Notices shall be addressed as follows (or to such other address as may be provided by one Party via notice to the other Party in accordance with this Section 16.4):

If to CHOP:

The Children’s Hospital of Philadelphia

34th Street and Civic Center Blvd.

Philadephia, PA 19104

Attention:

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If to AAVT:

AAVenue Therapeutics, LLC

c/o The Children’s Hospital of Philadelphia

34th Street and Civic Center Blvd.

Philadelphia, PA 19104

Attention: Jeffrey D. Marrazzo, President & CEO

16.5 Assignment. Except as otherwise expressly provided herein, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other Party, except to an Affiliate of the assigning Party or to a Third Party who acquires all or substantially all of the business or assets of the assigning Party by merger, sale of assets or otherwise, so long as such Affiliate or Third Party agrees in writing to be bound by the terms of this Agreement; provided that, after a Change in Control of AAVT, any subsequent Change in Control shall without CHOP’s consent shall entitle CHOP to terminate this Agreement as to all Products other than RPE65 Products. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

16.6 Governing Law. This Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, except for its conflict of law rules. The application of the Convention of the United Nations of April 11, 1980 on Contract for the International Sale of Products is hereby excluded.

16.7 Publicity. Neither Party may use the other Party’s name in any form of advertising, promotion or publicity, including press releases, without the prior written consent of the other Party. This term does not restrict a Party’s ability to use the other Party’s name in filings with the United States Securities and Exchange Commission, the FDA, or other governmental agencies, when required to do so.

16.8 Export Control. AAVT shall not disclose or provide to CHOP or any director, officer, employee or agent of or other person in a position to receive such information from AAVT (each a “AAVT PERSON”) any information subject to the licensing provisions of International Traffic In Arms Regulations (ITAR) under 22 CFR §§ 120-130, and Export Administration Regulations (EAR) under 15 CFR §§ 730-774, without limitation, without the prior written notice to and advance approval by the CHOP. As a condition of such disclosure as approved by CHOP, AAVT shall require each AAVT PERSON receiving such information to agree to restrictions on further disclosure similar to those contained in this section.

16.9 Interpretation. Unless the context of this Agreement otherwise requires: (a) words of one gender include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and other similar words refer to this entire Agreement; (d) the words “include”, “includes”, and “including”

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when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified; (e) the terms “Article” and “Section” refer to the specified Article and Section of this Agreement; and (f) references to any “person” include individuals, sole proprietorships, partnerships, limited partnerships, limited liability partnerships, corporations, limited liability companies, business trusts, joint stock companies, trusts, incorporated associations, joint ventures or similar entities or organisations, and the successors and permitted assigns of that person.

16.10 Entire Agreement. This Agreement and its Exhibits contain the full understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties.

16.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.

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In WITNESS OF THE FOREGOING, the Parties have caused their authorized representatives to sign this Agreement:

THE CHILDREN’S HOSPITAL OF PHILADELPHIA	AAVENUE THERAPEUTICS

/s/ Steven M. Altschuler	/s/ Jeffrey D. Marrazzo
By:	By:

Steven M. Altschuler	Jeffrey D. Marrazzo
Name:	Name:

President and CEO	President and Chief Executive Officer
Title:	Title:

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EXHIBIT A

Existing CHOP Agreements

Gene Therapy Resources Program (GTRP) agreement (RFP No. NHLBI-CSB-HV-2012-08-NIR), between CHOP and the NHLBI (National Heart Lung and Blood Institute).

The terms of any grant agreement between CHOP and any agency of the United States government pursuant to which funding specifically designated for CHOP’s Product manufacturing facility has been provided to CHOP.

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Exhibit B

GMP, GMP, and Research Viral Vector Price Structure

The GMP viral vector production cost is calculated based on two elements: a fixed per batch cost of $[**] (independent of the size of production); and a weekly production cost of $[**] (dependent on the size of production). A minimal run of [**] weeks with a guaranteed minimal yield of [**] viral vector genome is required. The sample calculation below reflects the cost of a [**] week, standard run. A larger production run will increase the subtotal of weekly cost, but not the subtotal of per batch cost (i.e. a request of one [**] vector genome batch will increase the production to [**] However, a request of [**] shown in the sample calculation.

GMP vector Cost for a standard [**] vector genome batch (sample calculation)
	cost/week		# of weeks		Total
Weekly Cost (labor)	[**	]	[**	]	[**	]
Weekly Cost (material)	[**	]	[**	]	[**	]

Subtotal					[**	]

	cost/batch		# of batches		Total
Preparation	[**	]	[**	]	[**	]
QA/QC	[**	]	[**	]	[**	]

Subtotal					[**	]

TOTAL					[**	]

The GMP comparable viral vector production cost is calculated based on two elements: a fixed per batch cost of $[**] (independent of the size of production); and a weekly production cost of $[**] (dependent on the size of production). A minimal run of [**] weeks with a guaranteed minimal yield of [**] viral vector genome is required. The sample calculation below reflects the cost of a [**] week, standard run. A larger production run will increase the subtotal of weekly cost, but not the subtotal of per batch cost (i.e. a request of one [**] vector genome batch will increase the production to [**]). However, a request of [**] shown in the sample calculation.

GMP comparable vector Cost for a [**] vector genome batch
	cost/week		# of weeks		Total
Weekly Cost (labor)	[**	]	[**	]	[**	]
Weekly Cost (Material)	[**	]	[**	]	[**	]

Subtotal					[**	]

	cost/batch		# of batches		Total
Preparation	[**	]	[**	]	[**	]
QA/QC	[**	]	[**	]	[**	]

Subtotal					[**	]

TOTAL					[**	]

The research viral vector production cost is based on the incremental unit request of [**] roller bottles (i.e., [**] roller bottles). A minimal request of one unit of [**] roller bottles with a guaranteed minimal yield of [**] viral vector genome is required. The sample calculation below reflects the cost of a minimal one unit of [**] roller bottle request. A [**] unit of [**] roller bottle order will [**] the costs listed in the example.

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Research vector cost for a [**] vector genome batch: [**] RB (Roller Bottles)
	cost/[**] RB		# of [**] RBs		Total
Cost (labor)	[**	]	[**	]	[**	]
Cost (Material)	[**	]	[**	]	[**	]

TOTAL					[**	]

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Exhibit C

Form of Work Order

WORK ORDER #

Pursuant to Section 2.1 of the Master Research Services Agreement dated October 14, 2013, by and between Spark Therapeutics, Inc. (f/k/a/ AAVenue Therapeutics, LLC) and The Children’s Hospital of Philadelphia (“CHOP”) and in consideration of the mutual promises contained therein and for other good and valuable consideration the receipt and adequacy of which each of the parties does hereby acknowledge, the parties hereby agree to this new Work Order entitled “                                         ”, which is designated Work Order - #        .

This Work Order No. 1 includes Exhibit A setting for the scope, budget and other costs associated with certain work being performed by CHOP related to the                                         .

SPARK THERAPEUTICS, INC.	THE CHILDREN’S HOSPITAL OF PHILADELPHIA

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

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Exhibit A

Scope of Services

Budget

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EXHIBIT D

CAPACITY

•	[**] normally-sized GMP lots per calendar year

•	[**] normally-sized GMP comparable lots per calendar year

•	[**] roller bottles worth of research grade vector production per calendar year

“Normally-sized” is a [**] vector genome for GMP and GMP comparable, and self-defined as per roller bottle production for research grade

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